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                                                                     Exhibit 8.1


                               September 28, 1999


To the Addressees Listed
  on Schedule I hereto

         Re:      Advanta Revolving Home Equity Loan Trust 1999-B
                  Revolving Home Equity Loan Asset-Backed Notes
                  Series 1999-B

Ladies and Gentlemen:

                  We have acted as special tax counsel in connection with the issuance and delivery of the certain asset-backed notes denominated Advanta Revolving Home Equity Loan Trust 1999-B, Revolving Home Equity Loan Asset-Backed Notes, Series 1999-B, (the " Notes") pursuant to an Indenture dated as of September 1, 1999 (the "Indenture) between Advanta Revolving Home Equity Loan Trust 1999-B (the "Trust") and Bankers Trust Company of California N.A., as Indenture Trustee (the "Indenture Trustee").

                  As special tax counsel, we have examined such documents as we deemed appropriate for the purposes of rendering the opinions set forth below, including the following: (a) Prospectus dated August 10, 1999 and Prospectus Supplement dated September 21, 1999 (together the "Prospectus") with respect to the Notes, and (b) an executed copy of the Indenture and the exhibits attached thereto.

                  We have examined the question of whether the Notes will be treated as indebtedness for federal income tax purposes. Our analysis is based on provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of special tax counsel is not binding on the courts or the Internal Revenue Service ("IRS").

                  In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.

                  Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that (a) for federal income tax purposes the Notes will be treated as indebtedness because
(i) the characteristics of the transaction strongly indicate that in economic substance, the Notes are indebtedness, and (ii) the parties have stated unambiguously their intention to treat the Notes as indebtedness for tax purposes and (b) the trust
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will not be treated as an association (or a publicly traded partnership) taxable as a corporation or a taxable mortgage pool.

                  Capitalized terms used in this opinion letter and not defined herein shall have their respective meanings as set forth in the Indenture.

                  Assuming that the Trust's acquisition of any Subsequent Mortgage Loan is effected in accordance with the provisions of the Sale and Servicing Agreement, our opinions set forth above refer to such Subsequent Mortgage Loans as well as the Initial Mortgage Loans held by the Trust.

                  We express no opinion on any matter not discussed in this letter. This opinion letter is rendered as of the Closing Date, at the request of the Sponsor, for the sole benefit of each addressees hereof, and no other person or entity is entitled to rely hereon without our prior written consent. Copies of this opinion letter may not be furnished to any other person or entity, nor may any portion of this opinion letter be quoted, circulated or referred to in any other document, without our prior written consent.

                                                              Very truly yours,
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September 28, 1999
Page two


                                   SCHEDULE I


Morgan Stanley & Co. Incorporated
as Representative of the Underwriters
1585 Broadway
New York, New York 10036

Advanta Mortgage Corp. USA
10790 Rancho Bernardo Drive
San Diego, California 92127

Advanta Conduit Receivables, Inc.
10790 Rancho Bernardo Drive
San Diego, California  92127


Standard & Poor's Ratings Services,
55 Water Street
New York, New York 10041


Ambac Assurance Corporation
One State Street Plaza
New York, New York  10504


Moody's Investors Service, Inc.
99 Church Street
New York, New York 10007

Bankers Trust Company of California, N.A.,
  as Indenture Trustee
Three Park Plaza, 16th Floor
Irvine, California 92714

Advanta Revolving Home Equity
   Loan Trust 1999-B
c/o Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware  19890-0001